NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

ATTACHMENT B

Portfolio

Absolute Return Multi-Manager Portfolio

Guardian Portfolio

International Equity Portfolio

International Large Cap Portfolio

Mid Cap Intrinsic Value Portfolio

Mid-Cap Growth Portfolio

Real Estate Portfolio

Small Cap Growth Portfolio